ENDORSEMENT
                      APPLICABLE TO LIFE CONTINGENT ANNUITY
                                DESCRIBED HEREIN

[If this Endorsement is issued in connection with an IRA Certificate, all provisions of the Life Contingent Annuity Endorsement and applicable Data pages will conform to the requirements contained in the Endorsement Applicable to IRA Certificates. Specifically, all items contained in the IRA Endorsement, except item 4, will continue to apply to the Certificate.]

[If this Endorsement is issued in connection with a Non-Qualified Certificate, the terms of this Endorsement apply, notwithstanding any terms to the contrary contained in the Certificate, if you have elected the Life Contingent Annuity described herein.]

Under the terms of this Endorsement, we provide this Annuity Benefit in consideration of the purchase payment(s) made. The effective date of this Endorsement is the date we receive the initial purchase payment. We pay an Annuity Benefit during the lifetime of the Annuitant(s). The Annuity Benefit ends upon the death of the Annuitant(s). IF THE DEATH OF THE ANNUITANT(S) OCCURS BEFORE THE FIRST ANNUITY BENEFIT PAYMENT IS DUE, WE WILL NOT MAKE ANY PAYMENTS NOR WILL WE REFUND ANY PURCHASE PAYMENT. THE TERMS OF THIS ENDORSEMENT DO NOT CREATE A CASH VALUE BENEFIT.

1.       ANNUITANT(S)

         The Annuitant is named in the Data pages. If this Annuity Benefit is purchased on a survivorship basis as described below, then more than one Annuitant will be named. "You" in this Endorsement means the Owner.

2.       PURCHASE PAYMENTS

         Purchase payments must be made according to our rules shown in the Data pages. Purchase payments may be paid directly or applied from the Annuity Account Value under the Certificate. No purchase payments may be paid after the earliest of (a) the Initial Benefit Payment Date under this Endorsement, (b) the date the Certificate is surrendered for the Cash Value, and (c) the Annuity Commencement Date under the Certificate. Purchase payments do not create a cash value under the Certificate.

         Each purchase payment (less any charges shown in the Data pages) will provide a guaranteed amount of annuity which when added to all other guaranteed amounts of annuity so purchased with respect to the Annuitant, equals the guaranteed Annuity Benefit to be provided under the terms of this Endorsement.

No. 95ENLCAI                                                                 1

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3.       ANNUITY BENEFIT PAYMENTS

         Annuity Benefit payments will be paid to the payee specified in the Data pages. Annuity Benefit payments under the Life Contingent Annuity begin at the Initial Benefit Payment Date stated in the Data pages and continue (a) for the lifetime of the Annuitant or (b) if the Annuity Benefit is purchased on a survivorship basis as elected by you, for as long as at least one of the Annuitants named in the Data pages is living. The Annuity Benefit form elected by you at issue will be set forth in the Data pages. The form of the Annuity Benefit may not be changed. Exceptions to this rule, if any, will be set forth in the Data pages.

         Annuity Benefit payments will be made monthly, quarterly or annually, as set forth in the Data pages. We reserve the right to change the frequency to meet our minimum payment rules, as described in the Data pages.

4.       AMOUNT OF ANNUITY BENEFIT

         Guaranteed Annuity Benefit payments purchased with each purchase payment will be based on 3% interest and the 1983 "a" Individual Annuity Mortality Table projected with Scale "G", or current mortality and interest rates at the time each purchase payment is made, if more favorable. The schedule in the Data pages shows the guaranteed purchase rates for the Initial Benefit Payment Date selected. Before the Initial Benefit Payment Date, we will report annually the amount of payments to be provided at such Date.

5.       INITIAL BENEFIT PAYMENT DATE

         You may elect to change the Initial Benefit Payment Date subject to conditions shown in the Data pages. If you wish to change such Date, your request must be received at least 30 days in advance of the new Initial Benefit Date. You must do this in writing. The change will not take effect until written notice is received and accepted by us at our Processing Office. A new Annuity Benefit will be determined on the date the change takes effect. The new Annuity Benefit will be determined as follows: (i) we determine the present value of Annuity Benefits as of the prior Initial Benefit Payment Date using the current purchase rates in effect as of the date of the calculation (see item 4); and (ii) we apply the amount determined in (i) as a purchase payment and calculate the amount of the new Annuity Benefit using the current purchase rates in effect as of the date of the calculation.

         [Applicable if this Endorsement is issued in connection with the Endorsement Applicable to IRA Certificates:]

         [If this Endorsement is purchased as a Joint and Survivor Form of Annuity, the Annuitant and the Annuitant's spouse must both elect the recalculation of life expectancies to apply in determining the required distributions as described in item 5 of the Endorsement Applicable to IRA Certificates. If this Endorsement is purchased as a Single Life Form

No. 95ENLCAI                                                                 2
         of Annuity, the recalculation of life expectancies will apply as stated in item 5 of the Endorsement Applicable to IRA Certificates.]


6.       TRANSFERS/WITHDRAWALS

         This Endorsement has no Annuity Account Value. No transfers or withdrawals, described in Part IV and V of the Certificate, will apply under this Endorsement.

7.       DEATH BENEFITS

         Payments will continue as long as an Annuitant survives. There will be no death benefits payable to any beneficiary under this Endorsement.

         If the death of the Annuitant(s) occurs before the due date of the first Annuity Benefit payment, we will not make any payments under the Annuity Benefit nor will we refund any part of the purchase payments paid for it.

8.       ASSIGNMENT

         This Annuity may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, and except as otherwise permitted by law, no sum payable under this Annuity may be transferred, assigned or encumbered, or will in any way be subject to any legal process to subject the same to the payment of any claim against the person to whom any sum is payable.

9.       PAYMENT

         All payments by us under this Annuity will be made by check (in United States dollars) and will be payable at the Processing Office.

10.      CONDITIONS

         We may require proof acceptable to us that the person(s) on whose life the Annuity Benefit payment is based is alive when each payment is due. We will require proof of the age of any such person.

         If the Annuity Benefit was based on information that is later found not to be correct, such Benefit will be adjusted on the basis of the correct information. The adjustment will be made in the amount of the Annuity Benefit payments, or any amount used to provide the Annuity Benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the Annuity Benefit.

         If the age or sex of any person upon whose life the Annuity Benefit depends has been misstated, the Annuity Benefit payments will be those which would have been purchased

No. 95ENLCAI                                                                 3
         at the correct age or sex. Any overpayments or underpayments made by us will be charged or credited with interest at the rate shown in the Data pages; we will choose which rate will apply on a uniform basis for like Certificates. Such interest will be deducted from or added to future payments.


11.      STATUTORY COMPLIANCE

         The benefits under this Endorsement have been determined without regard to other benefits provided under the Certificate. They will not be less than the minimum benefits required by any applicable state law.


No. 95ENLCAI                                                                 4
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DATA PAGES (CONT'D.)


PART D -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT
          APPLICABLE TO LIFE CONTINGENT ANNUITY (LCA).


JOINT ANNUITANT (SEE ITEM 1 OF LCA ENDORSEMENT):  [Jane Doe]         Age:  [67]
                                                               Sex:  [Female]
                          [Must be sole beneficiary named in Data Page, Part A]

ISSUE DATE FOR DATA PAGES, PART D:  [February 15, 1995]

INITIAL PURCHASE PAYMENT (SEE ITEM 2 OF LCA ENDORSEMENT):  [$20,430]

         ADDITIONAL PURCHASE PAYMENTS:  No subsequent purchase payments may be applied.

PURCHASE PAYMENT RULES (SEE ITEM 2 OF LCA ENDORSEMENT):

         We will determine the amount to be applied as purchase payments.

         MINIMUM PURCHASE PAYMENT:  [Not applicable]

         FREQUENCY:  Single purchase payment

CHARGES DEDUCTED FROM PURCHASE PAYMENTS (SEE ITEM 2 OF LCA ENDORSEMENT):

         [Any applicable charge for premium tax.]

ANNUITY BENEFIT PAYEE (SEE ITEM 3 OF LCA ENDORSEMENT):    [John Doe]

INITIAL BENEFIT PAYMENT DATE (SEE ITEM 3 OF LCA ENDORSEMENT): [February 15,
                                                               2011]

ANNUITY BENEFIT FORM (SEE ITEM 3 OF LCA ENDORSEMENT):

         [Joint and Two-Thirds to Survivor]

FREQUENCY OF ANNUITY BENEFIT PAYMENTS (SEE ITEM 3 OF LCA ENDORSEMENT):

         [Annually on February 15 of each year.]

MINIMUM BENEFIT PAYMENT RULES (SEE ITEM 3 OF LCA ENDORSEMENT):  [$240 annually]


No. 94ICA/BLCA                                                      Data Page 8

DATA PAGES (CONT'D.)


ANNUITY BENEFIT PURCHASED BY INITIAL PURCHASE PAYMENT:

         Annually based on current rates effective as of [February 15, 1995]
                                     [If both Annuitants are alive:      $8,526]
                                     [If one Annuitant is alive:         $5,684]

GUARANTEED ANNUITY PURCHASE RATES (SEE ITEM 4 OF LCA ENDORSEMENT):
See Schedule attached.

CHANGE IN INITIAL BENEFIT PAYMENT DATE (SEE ITEM 5 OF LCA ENDORSEMENT):

         [This date will be accelerated if a Lump Sum Withdrawal is taken.]


No. 94ICA/BLCA                                                      Data Page 9

DATA PAGES (CONT'D.)


                    GUARANTEED ANNUITY PURCHASE RATE PER $100
                       OF INITIAL [LEVEL] MONTHLY INCOME

                ATTAINED AGE(S)                        RATE

                   [70:67                             $3,448.84
                    71:68                             $3,610.81
                    72:69                             $3,786.18
                    73:70                             $3,976.60
                    74:71                             $4,183.99
                    75:72                             $4,410.62
                    76:73                             $4,659.21
                    77:74                             $4,932.98
                    78:75                             $5,235.79
                    79:76                             $5,572.25
                    80:77                             $5,947.85
                    81:78                             $6,369.13
                    82:79                             $6,843.95
                    83:80                             $7,381.76
                    84:81                             $7,993.92]


Interest Basis:     3% Non-participating
Mortality:          1983 Individual Annuity Mortality Table "a" for [males/
                    females]; Projected with Scale "G".

[The above schedule shows the purchase payments required to purchase at the attained ages shown a benefit of $100 a month commencing at age 85 (attained age on the Initial Benefit Payment Date).]


No. 94ICA/BLCA                                                      Data Page 10